Exhibit 10.13

PARK HOTELS & RESORTS INC.

STOCKHOLDERS AGREEMENT

DATED AS OF OCTOBER 24, 2016

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6.2	Notices	25
6.3	Amendment; Waiver	27
6.4	Further Assurances	27
6.5	Assignment	27
6.6	Third Parties	27
6.7	Governing Law	27
6.8	Jurisdiction; Waiver of Jury Trial	27
6.9	Specific Performance	28
6.10	Entire Agreement	28
6.11	Severability	28
6.12	Table of Contents, Headings and Captions	28
6.13	Counterparts	28
6.14	Effectiveness of this Agreement	29

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STOCKHOLDERS AGREEMENT

This Stockholders Agreement, dated as of October 24, 2016, by and among Park Hotels & Resorts Inc., a Delaware corporation (the “Company”), HNA Tourism Group Co., Ltd., a PRC company (“HNA”), and, solely for purposes of Section 4.3, HNA Group Co., Ltd., a PRC company (“HNA Group”).

BACKGROUND:

WHEREAS, HNA and Blackstone (as defined below), as of the date hereof, have entered into the Stock Purchase Agreement (as defined below), pursuant to which, among other things, HNA has agreed to purchase from Blackstone, and Blackstone has agreed to sell to HNA, shares of Hilton Common Stock (as defined below), subject to the terms and conditions set forth in the Stock Purchase Agreement;

WHEREAS, Hilton Worldwide Holdings, Inc., a Delaware corporation (“Hilton”), intends to distribute, by way of a dividend, all outstanding shares of Common Stock (as defined below) and HGV Common Stock (as defined below) owned by Hilton to holders of Hilton Common Stock (the “Spinoff”);

WHEREAS, the Company is entering into this Agreement as a condition to HNA’s willingness to enter into the Stock Purchase Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Company and HNA are entering into a Registration Rights Agreement, dated as of the date hereof, providing for certain registration rights which the Company is granting to HNA;

WHEREAS, in connection with the transactions contemplated by the Stock Purchase Agreement, the Company and HNA wish to set forth certain understandings between such parties, including with respect to certain governance matters; and

WHEREAS, the Company and HNA wish the rights and obligations set forth herein to become automatically effective upon the Effective Date (as defined below).

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1    Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“5% Stockholder” means, in connection with a proposed Transfer of Equity Securities of the Company, any Person or Group that has filed a Statement of Beneficial Ownership Report on Schedule 13D or Schedule 13G with the SEC which reports such Person’s or Group’s Beneficial Ownership of five percent (5%) or more of the total outstanding Common Stock at the time of such proposed Transfer.

“Acquisition” means any transaction or series of transactions involving: (i) (a) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from the Company or any of its Subsidiaries that would result in any Person or Group Beneficially Owning more than fifty percent (50%) of the total outstanding Equity Securities of the Company or any of its Subsidiaries (measured by voting power or economic interest), or (b) any tender offer, exchange offer or other secondary acquisition that would result in any Person or Group Beneficially Owning more than fifty percent (50%) of the total outstanding Equity Securities of the Company or any of its Subsidiaries (measured by voting power or economic interest), or (c) any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries that would result in the stockholders of the Company immediately preceding such transaction Beneficially Owning less than fifty percent (50%) of the total outstanding Equity Securities in the surviving or resulting entity of such transaction (measured by voting power or economic interest); or (ii) any sale or lease or exchange, transfer, license or disposition of a business, deposits or assets that constitute more than fifty percent (50%) of the consolidated assets, business, revenues, net income, assets or deposits of the Company and its Subsidiaries.

“Acquisition Notice” has the meaning set forth in Section 2.6(a).

“Acquisition Proposal” means any proposal, offer, inquiry, indication of interest or expression of intent (whether binding or non-binding, and whether communicated to the Company, the Board or publicly announced to the Company’s stockholders or otherwise) by any Person or Group relating to an Acquisition.

“Adjusted Ownership Percentage” has the meaning set forth in Section 4.3(c).

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Affiliated HNA Designee” means any Qualified HNA Designee that is not an Independent HNA Designee.

“Aggregate Reference Prices” means the sum of the Reference Price of Hilton Common Stock, the Reference Price of HGV Common Stock and the Reference Price of Common Stock.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Beneficially Own” (including its correlative meanings, “Beneficial Owner” and “Beneficial Ownership”) has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Blackstone” means HLT Holdco II LLC, HLT Holdco III LLC, HLT BREH VI Holdco LLC, HLT BREP VI.2 Holdco LLC, HLT BREH Intl II Holdco LLC, HLT A23 BREH VI Holdco LLC, and HLT A23 Holdco LLC.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, holiday or other day on which commercial banks in New York, New York, Hong Kong and Beijing, PRC are authorized or required by Law to close.

“Closing” has the meaning set forth in the Stock Purchase Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Common Stock” means the shares of common stock, $0.01 par value per share, of the Company, and any other capital stock of the Company into which such common stock is reclassified or reconstituted and any other common stock of the Company.

“Contested Election” means any election of Directors to the Board in which one or more Persons nominated by the Board or the Nominating and Corporate Governance Committee is opposed by one or more Persons not nominated by the Board or the Nominating and Corporate Governance Committee, or any proposal to remove one or more Directors from the Board that will be voted on by the stockholders of the Company.

“Control” (including its correlative meanings, “Controlled” and “Controlled by”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Controlled Affiliate” means, with respect to HNA, any Affiliate of HNA that is controlled by HNA, including any direct or indirect Subsidiary of HNA.

“Designee Qualifications” has the meaning set forth in Section 2.4(a)(vi).

“Director” means any director of the Company.

“Director Confidentiality Agreement” means a Confidentiality Agreement, substantially in the form attached as Exhibit A to this Agreement (as it may be modified from time to time by the Nominating and Corporate Governance Committee), which the Company will require each Director that is not an employee of the Company to execute as a condition to such Director’s election or nomination for election and any subsequent nomination for election as a Director.

“Distributions” means the distributions by Hilton, on the Distribution Date, to its stockholders of the HGV Common Stock and the Common Stock owned by Hilton.

“Distribution Date” means the date on which the distributions to holders of record of shares of Hilton Common Stock of the HGV Common Stock and the Common Stock owned by Hilton are effectuated.

“Effective Date” means the Closing Date (provided the Closing occurs prior to October 31, 2017), provided that, if the Distribution Date has not occurred prior to the Closing Date, the Effective Date shall be the Distribution Date.

“Equity Securities” means any and all (i) shares, interests, participations or other equivalents (however designated) of capital stock or other Voting Securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (ii) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or Voting Securities of (or other ownership or profit or voting interests in) such Person, and (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Exchange” shall mean the New York Stock Exchange LLC or any other exchange on which the Common Stock is listed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Group” has the meaning assigned to it in Section 13(d)(3) of the Exchange Act and Rule 13d-5 thereunder.

“HGV” means Hilton Grand Vacations Inc., a Delaware corporation.

“HGV Common Stock” means shares of common stock, $0.01 par value per share, of HGV.

“Hilton” has the meaning set forth in the Preamble.

“Hilton Common Stock” means shares of common stock, $0.01 par value per share, of Hilton.

“HNA” has the meaning set forth in the Preamble.

“HNA Acquisition” means any Acquisition in which an HNA Entity is the acquiror.

“HNA Designee” has the meaning set forth in Section 2.1(b).

“HNA Designator” means HNA.

“HNA Entities” means HNA Group, HNA and each of their respective Controlled Affiliates.

“HNA Group” has the meaning set forth in the Preamble.

“HNA Hospitality Business” means the businesses of HNA Entities directly involved in owning, operating, managing, franchising or branding hotel and/or lodging properties.

“HNA Permitted Transferee” has the meaning set forth in Section 4.1(a).

“HNA Parties” means (i) HNA, and (ii) any HNA Permitted Transferee that becomes a party to this Agreement by executing a joinder agreement substantially in the form attached as Exhibit B to this Agreement.

“HNA Standstill Commitment” means a written commitment to the Company by HNA Group and HNA, on behalf of themselves and all other HNA Entities, not to, directly or indirectly, (i) make any Acquisition Proposal within the Standstill Commitment Period, or (ii) request any waiver of the restriction set forth in clause (i) of this definition prior to the date that is six (6) months after the termination of discussions regarding the Acquisition Proposal described in the Acquisition Notice in respect of which HNA is providing such HNA Standstill Commitment and any Related Acquisition Proposal.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Independent HNA Designee” means a Qualified HNA Designee that (A) at no time during the two (2) year period prior to his or her election or appointment to the Board, nor during his or her service as a Director, has been or is an employee, director, officer of, or consultant to, any of the HNA Entities, or has received or is receiving compensation from any of the HNA Entities, and (B) qualifies as an “independent” director under the rules of the Exchange and any guidelines adopted by the Board or the Nominating and Corporate Governance Committee that are applicable to all Directors, as determined in good faith by the Nominating and Corporate Governance Committee.

“Issuance Notice” has the meaning set forth in Section 4.2(a).

“Law” means any statute, law (including common law), regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Market Price” means, as of any date, the last reported trading price of the Common Stock as of the end of regular trading hours on the Exchange on such date or, if the Common Stock is not listed on an Exchange, the fair market value per share of the Common Stock as determined in good faith by the Board as of such date.

“New Issuance” has the meaning set forth in Section 4.2(a).

“New Issuance Closing” has the meaning set forth in Section 4.2(c).

“New Securities” means (A) any shares of Common Stock, other than any shares of Common Stock that are: (i) issued to employees, officers or directors of, or consultants to, the Company or any of its Affiliates pursuant to any plan or arrangement approved by the Board (or a committee thereof); (ii) issued as consideration for the acquisition by the Company (or any of its Affiliates) of any business, assets or property of any third party, by merger, sale of assets, sale of stock or otherwise; (iii) issued upon conversion or exercise of convertible securities, options, warrants or other similar securities; or (iv) securities distributed or set aside ratably to all holders of Common Stock on a per share equivalent basis, or (B) any preferred or debt securities that are convertible into or exchangeable for shares of Common Stock.

“Nominating and Corporate Governance Committee” means the nominating and corporate governance committee of the Board, or another committee performing the functions of nominating or selecting Persons for election or appointment to the Board.

“Non-Votes” has the meaning set forth in Section 3.3.

“Other Specified Matter” means (a) any amendment to the Company’s certificate of incorporation or by-laws that adversely affects HNA or any other HNA Party disproportionally as compared to other stockholders of the Company, or (b) any issuance of Common Stock representing twenty percent (20%) or more of the Company’s total outstanding shares of Common Stock (other than as non-cash consideration in an acquisition of the business, assets or property of a third party or parties) at a price per share below the Market Price on the last Business Day prior to the date on which shareholders of the Company vote on such issuance.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a cooperative, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Per Security Offering Price” has the meaning set forth in Section 4.2(a).

“PRC” means the People’s Republic of China.

“Private Placement” has the meaning set forth in Section 4.2(a).

“Pro Rata Portion” has the meaning set forth in Section 4.2(a).

“Qualified HNA Designee” means any HNA Designee that meets the Designee Qualifications.

“Reference Factor” means the Reference Price of Common Stock divided by the Aggregate Reference Prices.

“Reference Period” means the period of ten (10) consecutive trading days commencing on the later of (i) the Closing Date and (ii) the thirty-first (31st) trading day following the first trading day on which the shares of Common Stock, HGV Common Stock and Hilton Common Stock are each listed and eligible for regular way trading on the Exchange.

“Reference Price” shall mean an amount equal to the Per Share Purchase Price (as defined in the Stock Purchase Agreement), as it may be adjusted pursuant to the terms of the Stock Purchase Agreement, multiplied by the Reference Factor.

“Reference Price of Common Stock” means the volume weighted average sale prices of the Common Stock reported on Bloomberg over the Reference Period multiplied by the number of shares of Common Stock that are issued as a dividend in relation to one share of Hilton Common Stock in the Spinoff (and as adjusted for any other stock dividend of Common Stock for which the ex-dividend date occurs during the Reference Period).

“Reference Price of HGV Common Stock” means the volume weighted average sale prices of the HGV Common Stock reported on Bloomberg over the Reference Period multiplied by the number of shares of HGV Common Stock that are issued as a dividend in relation to one share of Hilton Common Stock in the Spinoff (and as adjusted for any other stock dividend of HGV Common Stock for which the ex-dividend date occurs during the Reference Period).

“Reference Price of Hilton Common Stock” means the volume weighted average sale prices of the Hilton Common Stock reported on Bloomberg over the Reference Period.

“Related Acquisition Proposal” has the meaning set forth in Section 2.6(b).

“Restricted Entities” means the public or private lodging real estate companies or lodging real estate investment trusts in the United States of America that, in each case, compete with the Company and are listed on Exhibit C to this Agreement, as such list may be updated by the Company from time to time once every twelve (12) months but in no event shall such list contain more than ten (10) such companies.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Specified Acquisition” means an Acquisition pursuant to a definitive agreement entered into, within the two (2) year period following the Closing Date in which both (i) Common Stock is exchanged for or converted into the right to receive (a) solely cash or (b) a mixture of cash and stock of a Person other than an HNA Entity in which the value of the cash portion of the aggregate consideration is sixty percent (60%) or more of the value of the aggregate consideration, and (ii) the value of the consideration to be received per share of Common Stock is equal to or less than the Reference Price. For all purposes of this definition, the per share value of any stock to be received as consideration shall be deemed to be equal to the final trading price of such stock on the last trading day prior to the execution of the definitive agreement providing for the Acquisition.

“Specified Board” means the board of directors of Hilton and HGV.

“Spinoff” has the meaning set forth in the Preamble.

“Standstill Commitment Period” means, in the event an HNA Standstill Commitment is delivered to the Company pursuant to Section 2.6 following the Company’s delivery of an Acquisition Notice to HNA, the period commencing upon the delivery of such Acquisition Notice to HNA and ending upon the first to occur of (i) twelve (12) months after the termination of discussions regarding the Acquisition Proposal described in such Acquisition Notice and any Related Acquisition Proposal, and (ii) the public announcement of a definitive agreement with respect to an Acquisition entered into between the Company and any Person other than an HNA Entity.

“Stock Acquisition” means any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) by the Company of any entity or assets pursuant to which the Company issues shares of Common Stock or securities that are convertible into or exchangeable for shares of Common Stock as consideration.

“Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of the date hereof, among HNA, Blackstone and others.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to own, control or have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing director or member, or general partner, of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of authorized Directors comprising the entire Board.

“Transfer” (including its correlative meaning, “Transferred”) shall mean, with respect to any Equity Security, directly or indirectly, by operation of Law, contract or otherwise, (i) to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such Equity Security, (ii) to engage in any hedging, swap, forward contract or other transaction that is designed to or which reasonably could be expected to lead to or result in a sale or disposition of Beneficial Ownership of, or pecuniary interest in, such Equity Security, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Equity Security, or (iii) to enter into a short sale of, or trade in, derivative securities representing the right to vote or economic benefits of, such Equity Security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“Uncontested Election” means any election of Directors to the Board other than a Contested Election.

“Voting Percentage Limit” means the number of Voting Securities Beneficially Owned by HNA Entities equal to fifteen percent (15%) of the Voting Securities entitled to vote at the applicable meeting of stockholders of the Company as disclosed in the proxy or information statement for such meeting or in a tender offer or exchange offer, fifteen percent (15%) of the shares of Common Stock outstanding immediately prior to the expiration of the offer.

“Voting Securities” means shares of Common Stock and any other securities of the Company entitled to vote generally in the election of Directors.

1.2    Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (d) the word “including” and words of similar import when used in this Agreement mean “including, without limitation,” unless otherwise specified, (e) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”, (f) references to “day” means a calendar day unless otherwise indicated as a “Business Day”, and (g) references to “$” means U.S. dollars, the lawful currency of the United States of America. Section references are to this Agreement unless otherwise specified and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day.

ARTICLE II

CORPORATE GOVERNANCE MATTERS

2.1    Composition of the Board.

(a) From and after the Effective Date, subject to the terms and conditions of this Article II, the HNA Designator shall have the right (but not the obligation) to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include, two (2) individuals that meet the Designee Qualifications to serve as Directors; provided, that, if the Total Number of Directors is fourteen (14) or more, then the HNA Designator shall be entitled to designate one (1)

additional individual that meets the Designee Qualifications for each three (3) Directors in excess of eleven (11) Directors. For clarity: if and when the Total Number of Directors is at least fourteen (14) but less than seventeen (17), the HNA Designator shall be entitled to designate three (3) Directors; if and when the Total Number of Directors is at least seventeen (17) but less than twenty (20), the HNA Designator shall be entitled to designate four (4) Directors; etc. For the avoidance of doubt, if the Total Number of Directors is increased to fourteen (14) or more and then subsequently reduced, the number of individuals that the HNA Designator is entitled to designate pursuant to this Section 2.1(a) shall be reduced to the number of individuals that the HNA Designator would otherwise be entitled to designate pursuant to the first sentence of this Section 2.1(a); provided, that such number of designees shall increase in accordance with the first sentence of this Section 2.1(a) if the Total Number of Directors is thereafter increased to fourteen (14) or more. Notwithstanding the foregoing provisions of this Section 2.1(a), but subject to the proviso set forth in Section 2.7, the number of individuals that the HNA Designator is entitled to designate to serve as Directors pursuant to this Section 2.1(a) shall be reduced to: (i) two (2) Directors if, at any time, the HNA Entities, in the aggregate, Beneficially Own at least fifteen percent (15%) but less than twenty percent (20%) of the total number of shares of Common Stock outstanding; (ii) one (1) Director if, at any time, the HNA Entities, in the aggregate, Beneficially Own at least five percent (5%) but less than fifteen percent (15%) of the total number of shares of Common Stock outstanding; and (iii) no Directors if, at any time, the HNA Entities, in the aggregate, Beneficially Own less than five percent (5%) of the total number of shares of Common Stock outstanding. Not more than one HNA Designee at any time may be an Affiliated HNA Designee, and any other HNA Designee shall be an Independent HNA Designee.

(b) If at any time the HNA Designator has designated fewer than the total number of individuals that the HNA Designator is then entitled to designate pursuant to Section 2.1(a), the HNA Designator shall have the right (but not the obligation) to designate such number of additional individuals who meet the Designee Qualifications that the HNA Designator is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as Directors to fill any vacancy or newly created directorships on the Board shall include such designees, and the Company shall use its best efforts to (x) effect the election of such additional designees, whether by increasing the size of the Board or otherwise, and (y) cause the election of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies. Each such individual whom the HNA Designator shall actually designate pursuant to this Section 2.1 and who qualifies to serve and is thereafter elected as a Director shall be referred to herein as a “HNA Designee”.

(c) In the event that a vacancy is created at any time by the death, disability, retirement, removal or resignation of any HNA Designee, any individual nominated or appointed by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and the Company shall use its reasonable best efforts to cause such vacancy to be filled by, a new designee of the HNA Designator who meets the Designee Qualifications, and the Company and the Board shall take, to the fullest extent permitted by Law, at any time and from time to time, all actions necessary to accomplish the same as soon as possible following such designation.

(d) The Company and the Board shall take all action necessary to cause two (2) individuals designated by the HNA Designator who meet the Designee Qualifications to be appointed to the Board immediately on the Effective Date ; provided, however, that if the Effective Date occurs after mailing of the Company’s proxy statement relating to its annual meeting of stockholders for 2017 but prior to such annual meeting, such appointment shall occur immediately after such annual meeting.

(e) For any designation pursuant to this Section 2.1 that occurs after the Effective Date in connection with an election of Directors by the stockholders of the Company, the HNA Designator shall identify its designees by written notice to the Company no less than ninety (90) days prior to the date of the meeting of stockholders of the Company called for the purpose of electing Directors. So long as an individual designated by the HNA Designator pursuant to this Section 2.1 meets the Designee Qualifications, the Company shall, to the fullest extent permitted by Law, include such individual in the slate of nominees recommended by the Board at any meeting of stockholders called for the purpose of electing Directors, and use its reasonable best efforts to cause the election of such individual to the Board, including nominating such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof.

(f) The Company shall at all times provide each HNA Designee (in his or her capacity as a member of the Board) with the same rights to indemnification and exculpation that it provides to other Directors.

2.2    Size of the Board. Without prejudice to the HNA Designator’s rights pursuant to Section 2.1, the consent of the HNA Designator shall not be required to increase or decrease the Total Number of Directors.

2.3    Committees.

(a) Each Independent HNA Designee serving as a Director on the Board shall be entitled to serve on at least one (1) committee of the Board (to the extent that an Independent HNA Designee elects to serve on such committee and subject to such Independent HNA Designee meeting the applicable eligibility requirements for membership on such committee mandated by applicable Law, the rules of the Exchange or the charter of such committee), as a full member with the same voting and other privileges as other members of such committee. The committee(s) on which any Independent HNA Designee serves shall be determined by the Nominating and Corporate Governance Committee.

(b) Until no HNA Designee serves as a Director on the Board (and the HNA Designator either no longer has any rights under this Article II to designate any HNA Designee to serve on the Board or irrevocably waives any such rights), the Company shall not amend the certificate of incorporation, bylaws or any other organizational documents of the Company, or the charter or other governing documents of any committee of the Board, in any manner that adversely and disparately affects the right of any Independent HNA Designee to be a member of any such committee (except as otherwise required by Law or the rules of the Exchange).

(c) Each HNA Designee may attend, upon the request of such HNA Designee and on a non-voting basis, any meetings of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee or other standing committee of the Board that may be established, except when such attendance would present an actual or potential conflict of interest for such HNA Designee in the good faith opinion of the applicable committee.

2.4    Qualification of HNA Designees.

(a) Each HNA Designee shall, at the time of his or her nomination or appointment as a Director and at all times thereafter until such individual ceases to serve as a Director:

(i) meet and comply with any and all policies, procedures, processes, codes, rules, standards and guidelines of the Company applicable to all non-employee Board members, including the Company’s code of business conduct and ethics, securities trading policies and corporate governance guidelines;

(ii) not be involved in any of the events enumerated in Item 2(d) or Item 2(e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act;

(iii) not be subject to any order, decree or judgment of any Governmental Authority prohibiting service as a director of any public company;

(iv) not be an employee, officer, or director of, or consultant to, or be receiving any compensation or benefits from, any Restricted Entity (unless otherwise agreed to by the Nominating and Corporate Governance Committee);

(v) not have been an employee, director, or officer of, or consultant to, any HNA Hospitality Business, received compensation from any HNA Hospitality Business, or have had any direct management oversight of any HNA Hospitality Business, within the two (2) year period prior to his or her nomination or appointment as Director (unless otherwise agreed to by the Nominating and Corporate Governance Committee); and

(vi) if such HNA Designee is an Independent HNA Designee, meets the criteria set forth in the definition of “Independent HNA Designee” in Article I (the requirements set forth in this Section 2.4(a), Section 2.4(b) and Section 2.4(c) being referred to, collectively, as the “Designee Qualifications”).

(b) As a condition to an HNA Designee’s election or nomination for election and any subsequent nomination for election as a Director, such HNA Designee shall have executed and delivered to the Company a Director Confidentiality Agreement.

(c) Each HNA Designee, as a condition to his or her initial appointment or election to the Board and any re-nomination for election to the Board, must be willing to be interviewed by the Nominating and Corporate Governance Committee on the same basis as any other new candidate for appointment or election to the Board and must be reasonably satisfactory to the Nominating and Corporate Governance Committee acting in good faith. HNA, in its capacity as a stockholder of the Company on behalf of itself and other HNA Entities, and each HNA Designee, shall deliver such questionnaires and otherwise provide such information as are reasonably requested by the Company in connection with assessing qualification, independence and other criteria applicable to Directors, or required to be or customarily provided by directors, candidates for director, and their Affiliates and representatives for inclusion in a proxy statement or other filing required by applicable Law and the rules of the Exchange, in each case to substantially the same extent requested or required of other candidates for appointment or election to the Board after the date hereof.

2.5    Service on Specified Boards. The HNA Designator shall not designate any individual pursuant to Section 2.1 who, at the time of such designation, is a member or has been nominated to serve as a member of a Specified Board. If an HNA Designee becomes a member of a Specified Board, the HNA Designator shall use its best efforts to cause such HNA Designee to promptly tender to the Board his or her resignation as a Director.

2.6    Participation of HNA Designees in Certain Matters; Acquisition Proposals.

(a) The Company shall promptly provide HNA with written notice (an “Acquisition Notice”) of any written bona fide Acquisition Proposal that is received by or presented to the Board, and such Acquisition Notice need not specify the identity of the potential acquirer or any other terms of such Acquisition Proposal. From delivery of an Acquisition Notice to HNA until HNA delivers an HNA Standstill Commitment to the Company or the expiration of the ten (10) Business Day period contemplated by Section 2.6(b), the Company shall provide HNA with prior written notice of any meeting of the Board (or a committee thereof) scheduled to discuss, consider or vote upon such Acquisition Proposal at least twenty-four (24) hours before such meeting is convened.

(b) If (i) an Acquisition Notice has been delivered to HNA and, within ten (10) Business Days thereafter, an HNA Standstill Commitment is delivered to the Company, and (ii) any Acquisition Proposal previously made by an HNA Entity has been withdrawn, then the Affiliated HNA Designee shall be entitled, after but not before such HNA Standstill Commitment has been delivered to the Company, to participate in all discussions, consideration and voting by the Board regarding, and shall be entitled to receive any materials provided to the Board relating to, the Acquisition Proposal described in such Acquisition Notice, revisions to such Acquisition Proposal and any other Acquisition Proposal solicited by or on behalf of the Board in connection with the consideration of such Acquisition Proposal or made by a third party in response to such Acquisition Proposal (collectively, the “Related Acquisition Proposals”). If an HNA Standstill Commitment is not delivered to the Company within such ten (10) Business Day period, the Affiliated HNA Designee shall not be entitled to participate in any discussions, consideration or voting by the Board regarding, and shall not be entitled to receive any materials provided to the Board relating to, any such Acquisition Proposal or the Related Acquisition Proposals.

(c) Notwithstanding anything to the contrary in Section 2.6(b), the Affiliated HNA Designee shall not be entitled to participate in any discussions, consideration or voting by the Board regarding, and shall not be entitled to receive any Board (or committee) materials relating to, any transaction or matter that, in the good faith determination of the Board (other than the Affiliated HNA Designee), presents an actual or potential conflict of interest for such Affiliated HNA Designee, including, without limitation, any Acquisition Proposal involving an HNA Entity.

(d) Each Independent HNA Designee shall be permitted to participate in all discussions, consideration and voting by the Board regarding, and shall be entitled to receive any Board materials relating to, any Acquisition Proposal, except when such attendance or receipt of materials would present an actual or potential conflict of interest for such Independent HNA Designee in the good faith determination of the Board (other than the Affiliated HNA Designee and such Independent HNA Designee).

(e) If the Board establishes a committee of the Board to consider any Acquisition Proposal, one (1) HNA Designee, as determined by the HNA Designator, shall be entitled to be a member of such committee; provided, that such HNA Designee may be the Affiliated HNA Designee only if (i) an HNA Standstill Commitment has been delivered by HNA to the Company in accordance with Section 2.6(b), and (ii) any Acquisition Proposal previously made by an HNA Entity has been withdrawn.

2.7    Resignations. Notwithstanding anything to the contrary in this Agreement:

(a) if, at any time, the HNA Entities, in the aggregate, Beneficially Own at least fifteen percent (15%) but less than twenty percent (20%) of the total number of shares of Common Stock outstanding and there are then more than two (2) HNA Designees on the Board, if requested by the Nominating and Corporate Governance Committee, the HNA Designator shall use its best efforts to cause one (1) or more HNA Designees selected by it to promptly tender his or her resignation from the Board and any applicable committee of the Board such that there are not more than two (2) HNA Designees serving on the Board;

(b) if, at any time, the HNA Entities, in the aggregate, Beneficially Own at least five percent (5%) but less than fifteen percent (15%) of the total number of shares of Common Stock outstanding, if requested by the Nominating and Corporate Governance Committee, the HNA Designator shall use its best efforts to cause one (1) or more HNA Designees to promptly tender his or her resignation from the Board and any applicable committee of the Board such that there is not more than one (1) HNA Designee serving on the Board; and

(c) if, at any time, the HNA Entities, in the aggregate, Beneficially Own less than five percent (5%) of the total number of shares of Common Stock outstanding, if requested by the Nominating and Corporate Governance Committee, the HNA Designator shall use its best efforts to cause each HNA Designee to promptly tender his or her resignation from the Board and any applicable committee of the Board such that there are no HNA Designees serving on the Board;

provided, however, that notwithstanding Section 2.1 and the foregoing provisions of this Section 2.7, if the closing of an issuance of Equity Securities of the Company or a Stock Acquisition causes the HNA Entities’ Beneficial Ownership of shares of Common Stock, as a percentage of the total number of shares of Common Stock outstanding, to decline below a percentage specified in this Section 2.7 such that the HNA Designator would be required by this Section 2.7 to use its best efforts to cause any HNA Designee to promptly tender his or her resignation from the Board, then (A) the HNA Designator shall not be required to use its best efforts to cause such HNA Designee to promptly tender his or her resignation from the Board, and (B) the Company and the Board shall not seek or take any action to remove such HNA Designee from the Board, in each case unless in the twelve (12) month period following the date of the closing of such issuance of Equity Securities of the Company or Stock Acquisition, as the case may be, the HNA Entities have not made purchases of Common Stock in open market transactions, as permitted by Section 4.3(c), such that the HNA Entities’ Beneficial Ownership of shares of Common Stock, as a percentage of the total number of shares of Common Stock outstanding, exceeds the applicable percentage specified in this Section 2.7; provided, further, that if the Company has imposed any “blackout” period or periods that restrict the HNA Entities’ ability to purchase shares of Common Stock for more than sixty (60) days in the aggregate during such twelve (12) month period, such twelve (12) month period shall be extended by the number of days of such “blackout” period or periods in excess of sixty (60) days. If the HNA Designator is required to use its best efforts to cause an HNA Designee to tender his or her resignation from the Board and such HNA Designee does not promptly tender his or her resignation from the Board, such HNA Designee shall not thereafter be entitled to participate as a member of any committee of the Board pursuant to this Agreement.

2.8    Other HNA Investments. For the avoidance of doubt, no investment by any HNA Entity in any Person, including any Restricted Entity, shall limit the rights of the HNA Designator pursuant to this Article II.

ARTICLE III

VOTING MATTERS

3.1    Voting in an Uncontested Election. At any meeting of stockholders of the Company involving an Uncontested Election (or if action is taken by written consent of stockholders of the Company in lieu of a meeting in respect of an Uncontested Election), the HNA Parties shall vote, or cause to be voted (including, if applicable, by written consent), all Voting Securities Beneficially Owned by HNA Entities, at their sole discretion either (i) affirmatively in favor of the election of each Person nominated to serve as a Director by the Board or the Nominating and Corporate Governance Committee, or (ii) in the same proportion as the Voting Securities not Beneficially Owned by HNA Entities are voted (including, if applicable, by written consent) affirmatively for, or to withhold authority with respect to, the election of each Person nominated to serve as a Director by the Board or the Nominating and Corporate Governance Committee (it being understood that the HNA Parties must elect to vote as contemplated by subclause (i) or (ii) of this Section 3.1 and cannot elect not to vote or to vote in any other manner).

3.2    Voting in a Contested Election. At any meeting of stockholders of the Company involving a Contested Election (or if action is taken by written consent of stockholders in lieu of a meeting in respect of a Contested Election), the HNA Parties shall vote, or cause to be voted (including, if applicable, by written consent), all Voting Securities Beneficially Owned by HNA Entities in the same proportion as the Voting Securities not Beneficially Owned by HNA Entities are voted affirmatively for, or to withhold authority with respect to, the election of each Person nominated to serve as a Director by the Board or the Nominating and Corporate Governance Committee (or, as applicable, the removal of any Director).

3.3    Voting with respect to Certain Acquisitions. At any meeting of stockholders of the Company at which an Acquisition (other than a Specified Acquisition or an HNA Acquisition) that has been approved and recommended (and such recommendation has not been withdrawn) by the Board (and any other related matter the approval of which is required to consummate such Acquisition) is submitted to a vote of the stockholders of the Company (or if action is taken with respect to such matter(s) by written consent of stockholders of the Company in lieu of a meeting), the HNA Parties shall vote or cause to be voted (including by abstaining or, if applicable, taking action by written consent) all Voting Securities Beneficially Owned by HNA Entities in excess of the Voting Percentage Limit in the same proportion as the Voting Securities not Beneficially Owned by HNA Entities are voted (including by written consent) for or against, or abstain with respect to, such Acquisition (and such related matter(s)). Solely for purposes of this Section 3.3, in determining the proportion in which Voting Securities not Beneficially Owned by HNA Entities are voted with respect to an Acquisition or related matter to which this Section 3.3 applies, fifty percent (50%) of all Non-Votes (as defined in the following sentence) shall be taken into account as votes “against” such Acquisition or related matter and fifty percent (50%) of all Non-Votes shall not be taken into account in such determination. “Non-Votes”, with respect to an Acquisition or related matter to which this Section 3.3 applies, means all broker non-votes and all Voting Securities that are not present or represented at the applicable stockholder meeting (or, if applicable, written consent) or are not voted for or against, or abstain with respect to, such Acquisition or related matter. The HNA Parties shall be free to vote or cause to be voted (including by abstaining or, if applicable, taking action by written consent), in their sole discretion, all Voting Securities Beneficially Owned by HNA Entities up to and including the Voting Percentage Limit for or against, or to abstain from voting on, any Acquisition (and any related matters). Nothing contained in this Section 3.3 shall restrict in any manner the voting (including by written consent) of all Voting Securities Beneficially Owned by HNA Entities at any meeting of stockholders of the Company at which a Specified Acquisition or an HNA Acquisition is submitted to a vote of the stockholders of the Company (or, if applicable, any action taken by written consent of the stockholders of the Company in lieu of a meeting) and the HNA Parties shall be free to vote (including by written consent), at their sole discretion, all Voting Securities Beneficially Owned by HNA Entities against any Specified Acquisition and for any HNA Acquisition.

3.4    Voting with respect to Other Matters. At any meeting of stockholders of the Company at which any matter, other than an Other Specified Matter or a matter that is subject to Section 3.1, Section 3.2 or Section 3.3, is submitted to a vote of the stockholders of the Company (or if action is taken with respect thereto by written consent of stockholders in lieu of a meeting), the HNA Parties shall vote or cause to be voted (including by abstaining or, if applicable, taking action by written consent) all Voting Securities Beneficially Owned by HNA Entities in excess of the Voting Percentage Limit in the same proportion as the Voting Securities not Beneficially Owned by HNA Entities are voted (including by written consent) for or against, or abstain with respect to, each such matter. Each HNA Party shall be free to vote or cause to be voted (including by abstaining or, if applicable, taking action by written consent), in their sole discretion, all Voting Securities Beneficially Owned by HNA Entities up to and including the Voting Percentage Limit for or against, or to abstain from voting on, each such matter.

3.5    Quorum. At each meeting of stockholders, the HNA Entities shall cause all of the Voting Securities Beneficially Owned by HNA Entities to be present in person or by proxy for quorum purposes.

ARTICLE IV

ADDITIONAL COVENANTS

4.1    Certain Transfers.

(a) HNA Permitted Transferee. If an HNA Party Transfers any shares of Common Stock to any HNA Entity that is not an HNA Party (any such HNA Entity, an “HNA Permitted Transferee”), such HNA Permitted Transferee shall, as a condition of such Transfer, agree in writing to be bound to the same extent as HNA by the obligations of this Agreement by executing a joinder agreement substantially in the form attached as Exhibit B to this Agreement.

(b) Pledges. Following any Transfer by an HNA Party in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, HNA shall (i) promptly notify the Company in writing upon receipt of any notice of acceleration or foreclosure from a financial institution under the applicable loan or debt transaction, and (ii) reimburse any reasonable costs and expenses incurred by the Company in connection with (x) the establishment of such mortgage, encumbrance or pledge or (y) any Transfer of shares of Common Stock to such financial institution in connection with such event of acceleration or foreclosure.

(c)    Legends.

(i) The Company shall use reasonable efforts to have the shares of Common Stock purchased pursuant to the Stock Purchase Agreement (x) registered directly on the books and records of the transfer agent in the name of the applicable HNA Party and maintained in the form of book entries or (y) while any such shares of Common Stock are subject to any mortgage, encumbrance or pledge to a financial institution as described in Section 4.1(b) above, registered in the name of The Depository Trust Company or its nominee maintained in the form of book entries on the books of The Depository Trust Company, and allowed to be settled through The Depository Trust Company’s regular book entry settlement services free of restrictive legends, stop transfer limitations and/or other notations. Without limiting the generality of the foregoing, any shares of Common Stock that cease to be subject to any mortgage, encumbrance or pledge to a financial institution shall be registered directly on the books and records of the transfer agent in the name of the applicable HNA Party. Any certificates for shares of Common Stock held by an HNA Party as of the Effective Date that are not subject to any mortgage, encumbrance or pledge to a financial institution shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to shares maintained in the form of book entries) referencing restrictions on transfer of such shares under the Securities Act and under this Agreement, which legend shall state in substance:

THESE SECURITIES AND THE SECURITIES ISSUABLE UPON THE EXCHANGE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING TO SUCH SECURITIES UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.

(ii) In addition, shares of Common Stock held by any HNA Party (including any HNA Permitted Transferee) shall bear a legend (and appropriate comparable notations or other arrangements will be made with respect to any uncertified shares) as follows:

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED AS OF OCTOBER 24, 2016, AMONG PARK HOTELS & RESORTS INC., HNA TOURISM GROUP CO., LTD. AND, SOLELY FOR PURPOSES OF SECTION 4.3 THEREOF, HNA GROUP CO., LTD., AS AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.

(iii) Notwithstanding the foregoing, upon the request of the applicable HNA Party, (A) in connection with any Transfer of Common Stock Transferred in accordance with the terms of this Agreement, the Company shall promptly cause the legend (or notation) referred to in clause (ii) above to be removed upon such Transfer if such restrictions would not be applicable following such Transfer, (B) following receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that the legend (or notation) referred to in clause (i) above is no longer required under the Securities Act and applicable state securities Laws, the Company shall promptly cause such legend (or notation) to be removed from any Common Stock to be Transferred in accordance with the terms of this Agreement, and (C) to the extent such legends (or notations) would be removed pursuant to this paragraph in connection with any Transfer of Common Stock, the Company shall use reasonable efforts to cause such Common Stock to be registered in the name of The Depository Trust Company’s nominee; provided, however, that any Transfer effected by a financial institution pursuant to any mortgage, encumbrance or pledge with respect to Common Stock shall be governed by the terms of any applicable Issuer Agreement among the Company, the applicable financial institution and any custodian party thereto in substantially the form attached hereto as Exhibit E.

4.2    Right of First Refusal.

(a) If the Company, at any time or from time to time following the Effective Date, proposes to issue (a “New Issuance”) any New Securities, for cash in an offering that is not an underwritten public offering or an offering pursuant to Rule 144A (or a successor rule) under the Securities Act (any such offering, a “Private Placement”), the Company shall provide HNA with written notice (an “Issuance Notice”) of such New Issuance at least ten (10) Business Days prior to the issuance of such New Securities. The Issuance Notice shall set forth the material terms and conditions of the New Issuance, including (i) the proposed number of New Securities if known or, if not known, an estimate thereof, (ii) a description of the New Securities and proposed manner of sale, (iii) the purchase price per New Security (or conversion price or premium in the event of an offering of convertible debt) (the “Per Security Offering Price”) if known or, if not known, an estimate thereof, and (iv) the proposed issuance date if known or, if not known, an estimate thereof. HNA shall be entitled to purchase (either directly or through any other HNA Parties or any of HNA’s Controlled Affiliates that are HNA Permitted Transferees), at the Per Security Offering Price and on the other terms and conditions specified in the Issuance Notice, up to the number of such New Securities that would result in the percentage of the total number of outstanding shares of Common Stock that is Beneficially Owned in the aggregate by all HNA Entities immediately following such New Issuance being equal to the percentage of the total number of outstanding shares of Common Stock that was Beneficially Owned in the aggregate by all HNA Entities immediately prior to such New Issuance; provided, that for this purpose such percentage shall not exceed twenty-five percent (25%) (such percentage, the “Pro Rata Portion”). Notwithstanding the foregoing, the number of New Securities that HNA (directly or through any other HNA Parties or their Controlled Affiliates that are HNA Permitted Transferees) shall be entitled to purchase pursuant to this Section 4.2 with respect to any New Issuance shall be limited to the maximum amount that may be issued by the Company to HNA (directly or through any other HNA Parties or their Controlled Affiliates that are HNA Permitted Transferees) without requiring approval of such issuance by the stockholders of the Company under the rules of the Exchange, as determined in good faith by the Company (which such determination shall be binding on the parties).

(b) HNA may exercise its rights under this Section 4.2 by delivering written notice of its election to purchase (either directly or through any other HNA Parties or any of HNA’s Controlled Affiliates that are HNA Permitted Transferees) such New Securities to the Company within five (5) Business Days after receipt of the Issuance Notice, which notice shall specify the number of New Securities requested to be purchased by HNA. Delivery of such notice shall constitute a binding commitment of HNA to purchase (either directly or through any other HNA Parties or any of HNA’s Controlled Affiliates that are HNA Permitted Transferees) the amount of New Securities so specified at the Per Security Offering Price and on the terms and conditions specified in the Issuance Notice. If, at the termination of such five (5) Business Day period, HNA has not exercised its right to purchase any such New Securities, HNA shall be deemed to have waived its rights under this Section 4.2 with respect to, and only with respect to, the purchase of the New Securities specified in the applicable Issuance Notice.

(c) The closing of any sale of New Securities to HNA, any other HNA Parties or any of HNA’s Controlled Affiliates that are HNA Permitted Transferees pursuant to this Section 4.2 shall take place concurrently with the consummation of the sale of the New Securities on the terms set forth in the Issuance Notice to all other Persons purchasing such New Securities (the “New Issuance Closing”).

(d) If the Company issues, at the New Issuance Closing, less than all of the New Securities described in the Issuance Notice, then the number of New Securities that HNA (and any other HNA Parties and any of HNA’s Controlled Affiliates that are HNA Permitted Transferees) shall be entitled to purchase in connection with such New Issuance pursuant to this Section 4.2 shall be reduced proportionately and HNA’s notice delivered pursuant to Section 4.2(b) shall be deemed amended to reflect such reduction. If the number of New Securities is reduced as contemplated by this Section 4.2(d), the Company shall not issue or sell the remainder of the New Securities described in the Issuance Notice without again complying with the provisions of this Section 4.2.

(e) If the New Issuance Closing (other than any over-allotment closing) does not occur within ninety (90) days after the date of the Issuance Notice, the Company shall not issue or sell the New Securities described in the Issuance Notice without again complying with the provisions of this Section 4.2.

(f) HNA (or any other HNA Parties or any of HNA’s Controlled Affiliates that are HNA Permitted Transferees) shall, prior to the closing of any Private Placement in which any of them has elected to purchase New Securities pursuant to this Section 4.2, execute and deliver all such documents and instruments as are customarily required in connection with such an offering, including, without limitation, customary investment representations and representations as to its status as the type of offeree to whom a private sale may be made pursuant to the Securities Act, and any failure to deliver or enter into any such documents and instruments at or prior to such closing shall constitute a waiver of the right of first refusal set forth in this Section 4.2 with respect to such New Issuance.

4.3    Standstill.

(a) Subject to Section 4.3(b) and Section 4.3(c), on and after the Effective Date, HNA Group and the HNA Parties shall not, shall cause their respective Affiliates not to, and shall cause the representatives of HNA Group, the HNA Parties and their respective Affiliates acting at their direction not to, in any manner, directly or indirectly, to, without the prior written consent of, or waiver by, the Company:

(i) acquire, offer to acquire or agree to acquire, by purchase or otherwise, Beneficial Ownership of any Equity Securities of the Company (including any rights, options or other derivative securities or contracts or instruments to acquire such ownership that derives its value (in whole or in part) from such Equity Securities (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combinations of the foregoing)) other than: (A) as a result of any stock split, stock dividend or distribution, subdivision, reorganization, reclassification or similar capital transaction involving Equity Securities of the Company; (B) discussions or negotiations to acquire a beneficial interest in any Equity Securities of the Company from Blackstone or any of its Affiliates, provided, that HNA Group, any HNA Party or any of their respective Affiliates, as applicable, has, prior to initiating such discussions or negotiations, notified the Board in writing of its intention to initiate such discussions or negotiations; provided further that, for the avoidance of doubt, none of HNA Group, the HNA Parties or any of their respective Affiliates shall, directly or indirectly, acquire a beneficial interest in any Equity Securities of the Company from Blackstone or any of its Affiliates without the prior written consent of the Company, (C) pursuant to Section 4.1(a), Section 4.2 or Section 4.3(c) or (D) a Transfer between HNA Parties; provided, that no HNA Party shall be in breach of this Section 4.3(a)(i) as a result of the acquisition by any HNA Designee of any Equity Securities of the Company pursuant to (x) the grant or vesting of any equity compensation awards granted by the Company to any HNA Designee, or (y) the exercise of any stock options, restricted stock units, or similar awards relating to any Equity Securities of the Company granted by the Company to any HNA Designee;

(ii) make any public announcement or public offer with respect to any merger, business combination, recapitalization, reorganization or other similar extraordinary transaction involving the Company or any of its Subsidiaries (unless such transaction is approved or affirmatively recommended by the Board);

(iii) make, knowingly encourage or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) to vote any Voting Securities, or seek to advise or influence any Person with respect to the voting of, any Voting Securities (other than, in each case, in a manner that is not inconsistent with the Board’s recommendation in connection with a matter);

(iv) seek election to, or seek to place a representative on, the Board or removal of any member of the Board or otherwise act, alone or in concert with others, to seek representation or to control or influence the management, the Board or policies of the Company (other than (A) with respect to the election or removal of an HNA Designee or (B) to vote in accordance with the requirements of Article III);

(v) call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company;

(vi) form, join or in any way participate in a Group with respect to Equity Securities (other than a Group consisting solely of HNA Parties);

(vii) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of the Company (for the avoidance of doubt, excluding any such act in their capacity as a commercial counterparty, customer, supplier, industry participant or the like);

(viii) advise or knowingly assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other Persons in connection with any of the foregoing activities;

(ix) publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing activities;

(x) arrange, or in any way provide, directly or indirectly, any financing for the purchase by any Person or Group of any Equity Securities or assets of the Company, other than financing for (A) the purchase of assets then being offered for sale by the Company, (B) the Transfer of any shares of Common Stock to an HNA Party or an HNA Permitted Transferee, (C) purchases of any Equity Securities of the Company by an HNA Entity that are permitted by this Agreement and (D) an HNA Acquisition.

(xi) take any action that HNA Group or an HNA Party knows, or would reasonably be expected to know, would require the Company to make a public announcement regarding the possibility of an Acquisition; or

(xii) contest the validity of this Section 4.3(a) or initiate or participate in any judicial proceeding to amend, waive, terminate or seek a release of the restrictions contained herein,

it being understood and agreed that (A) without prejudice to Section 2.6, this Section 4.3 shall not limit (x) the activities of any HNA Designee taken in good faith in his or her capacity as a Director or (y) the participation of any HNA Designee in any Board (or committee of the Board, as applicable) discussions, deliberations, negotiations or determinations, and (B) HNA and HNA Group shall be responsible for any breach of this Section 4.3 caused by any action taken by any HNA Entity or by a representative of an HNA Entity acting at the direction of any HNA Entity.

(b) Notwithstanding anything to the contrary in Section 4.3(a), on and after the date hereof, other than during any Standstill Commitment Period, no HNA Party shall be prohibited or restricted from: (i) initiating and engaging in private discussions with, and/or making and submitting to, the Company and/or the Board a non-public, confidential Acquisition Proposal so long as such HNA Party does not know, and would not be reasonably expected to know, that such actions would be reasonably likely to require HNA, the Company or any other Person to make a public announcement regarding such Acquisition Proposal; or (ii) from and after a public announcement of a definitive agreement with respect to an Acquisition entered into between the Company and any Person other than an HNA Entity and until the earlier of (A) the closing of such Acquisition and (B) ninety (90) days after the termination of such definitive agreement, notwithstanding any HNA Standstill Commitment or anything to the contrary in this Agreement, making and submitting to the Company, the Board, and/or the Company’s stockholders, an alternative Acquisition Proposal on a publicly disclosed and announced basis for all outstanding shares of Common Stock, which, if a tender or exchange offer, shall be on the same terms for all such shares and include a non-waivable condition that a majority of outstanding shares of Common Stock not Beneficially Owned by any HNA Entity are tendered into such offer, or (subject to Sections 3.3, 4.3(a)(i) and 4.7) taking any other action, whether or not otherwise restricted by Section 4.3(a) in connection with evaluating, making, submitting, negotiating, effectuating or implementing any such alternative Acquisition Proposal (or any amendment, supplement or modification thereto), including actively soliciting stockholders of the Company not to vote in favor of or to vote against such Acquisition by a Person other than an HNA Entity.

(c) Notwithstanding anything to the contrary in Section 4.3(a), HNA may (directly or through any other HNA Parties or any of their respective Controlled Affiliates that are HNA Permitted Transferees), at any time and from time to time, purchase shares of Common Stock in open market transactions in an amount that, when aggregated with the number of shares of Common Stock then Beneficially Owned by all HNA Entities, would not then exceed a percentage of the shares of Common Stock outstanding at such time equal to the lower of (i) twenty-five percent (25%) and (ii) the Adjusted Ownership Percentage (as defined in the following sentence). The “Adjusted Ownership Percentage” shall initially be equal to twenty-five (25%) and, upon each Transfer of shares of Common Stock by an HNA Entity that (A) is to a Person other than another HNA Entity and (B) occurs when the percentage of the total number of outstanding shares of Common Stock that is Beneficially Owned, in the aggregate, by all HNA Entities is less than or equal to twenty-five (25%) or causes such percentage to be less than twenty-five (25%), shall be reduced to equal the percentage of the total number of outstanding shares of Common Stock that is Beneficially Owned, in the aggregate, by all HNA Entities immediately following such Transfer. For purposes of this Section 4.3(c), the total number of shares of Common Stock outstanding at any time shall be the number specified in the latest of (i) the most recent SEC filing of the Company disclosing the total number of shares of Common Stock outstanding or (ii) a written notice from the Company, which will be provided to HNA as soon as reasonably practicable upon a written request therefor from HNA following any New Issuance or Stock Acquisition.

4.4    Corporate Opportunities; Section 203. On the Effective Date, the Company shall amend its certificate of incorporation as set forth in Exhibit D to this Agreement.

4.5    Issuer Agreement. At the Closing, the Company shall duly execute and deliver to HNA the issuer agreement substantially in the form attached as Exhibit E to this Agreement.

4.6    Cooperation. Following the Effective Date, the Company and HNA shall, from time to time, engage in good faith discussions regarding strategic cooperation that may be mutually beneficial to such parties.

4.7    Tender of Shares in Certain Acquisitions. If, at any time when (i) HNA Entities Beneficially Own Voting Securities in excess of the Voting Percentage Limit, and (ii) any Acquisition (other than a Specified Acquisition) by a Person other than an HNA Entity is to be effected by means of a tender or exchange offer that has been approved and recommended (and such recommendation has not been withdrawn) by the Board, the HNA Parties shall tender into such offer, prior to any expiration thereof (as such offer may be extended from time to time), all the shares of Common Stock Beneficially Owned by HNA Entities in excess of the Voting Percentage Limit in the same proportion as the shares of Common Stock not Beneficially Owned by HNA Entities are so tendered. Such tender by the HNA Parties shall be made within twelve (12) hours of notification from any depositary for such tender or exchange offer of the percentage of Voting Securities Beneficially Owned by holders other than HNA Entities then received by such depositary. The HNA Parties shall be free, in their sole discretion, to tender or not tender into such offer, any and all shares of Common Stock Beneficially Owned by HNA Entities up to and including the Voting Percentage Limit.

4.8    Public Announcements. The initial press release with respect to this Agreement shall be a joint press release to be reasonably agreed upon by HNA and the Company. Thereafter, HNA and the Company shall consult with each other before issuing any press release, or other public announcement with respect to this Agreement or the matters contemplated hereby and, except in respect of any such press release or other public announcement as may be required by applicable Law or any applicable rule of any securities exchange or association, shall not issue any such press release or other public announcement prior to such consultation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1    Representations and Warranties of the Company. The Company hereby represents and warrants to HNA as follows as of the Effective Date:

(a) The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under the Agreement.

(b) The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) applicable Law, (y) the organizational documents of the Company, or (z) any contract or agreement to which the Company is a party.

(c) The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by HNA, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(d) The Board (or a duly authorized committee thereof) has taken all action necessary, in compliance with applicable Law, to render inapplicable to HNA and, to the fullest extent permitted by Law, any other HNA Party the restrictions on “business combinations” set forth in Section 203 of the Delaware General Corporation Law. Other than Section 203 of the Delaware General Corporation Law, no “business combination”, “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law is applicable to the Stock Purchase Agreement or the transactions contemplated thereby.

5.2    Representations and Warranties of HNA. HNA hereby represents and warrants to the Company as follows as of the Effective Date:

(a) HNA is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. HNA has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) The execution and delivery by HNA of this Agreement and the performance by HNA of its obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) applicable Law, (y) its organizational documents, or (z) any contract or agreement to which it is a party.

(c) The execution and delivery by HNA of this Agreement and the performance by HNA of its obligations under this Agreement have been duly authorized by all necessary corporate or other analogous action on its part. This Agreement has been duly executed and delivered by HNA and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of HNA, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

5.3    No Other Representations or Warranties. Each of HNA and the Company hereby acknowledges and agrees that (a) except for the express representations and warranties set forth in this Article V, neither party hereto nor any Person acting on its behalf is making any representation or warranty of any kind, express or implied, in connection with the negotiation, execution or performance of this Agreement or the Stock Purchase Agreement or the transactions contemplated hereby and thereby, and (b) neither party hereto has relied on the accuracy or completeness of any information furnished by the other party hereto or any Person acting on its behalf in connection with the negotiation, execution or performance of this Agreement or the Stock Purchase Agreement or the transactions contemplated hereby and thereby.

ARTICLE VI

GENERAL PROVISIONS

6.1    Termination. Unless otherwise specified herein, this Agreement shall automatically terminate on the date that the HNA Parties, in the aggregate, Beneficially Own less than five percent (5%) of the total number of shares of Common Stock outstanding as of such date; provided, that Section 2.7 and Section 4.1(b) shall survive the termination of this Agreement indefinitely.

6.2    Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be deemed given (a) when delivered personally, (b) two (2) Business Day after being sent by internationally recognized overnight courier, or (c) if transmitted by facsimile or sent by electronic mail transmission and confirmed within 24 hours thereafter by a signed original sent in the manner provided in clause (a) or (b) to the parties at the following addresses (or at such other address for a party as shall be specified by prior written notice from such party):

if to the Company:

Park Hotels & Resorts Inc.
1600 Tysons Boulevard, Suite 1000
McLean, VA 22102
USA
Attention:	General Counsel
Fax:	+1 (703) 893-1057

with a copy (not constituting notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
USA
Attention:	Mark G. Borden
Jay E. Bothwick
Fax:	+1 (617) 526-5000
Email:	mark.borden@wilmerhale.com
jay.bothwick@wilmerhale.com

if to HNA:

HNA Tourism Group Co., Ltd.
No. 29, Haixiu Road
Haikou, 570203 Hainan Province
People’s Republic of China
Attention:	Liang Du
Xun Wang
Fax:	+86 898 6887 6656/ +86 898 6887 5382
Email:	duliang@hnair.com
wang-xun@hnair.com

with a copy (not constituting notice) to:

Weil, Gotshal & Manges LLP
29/F Alexandra House
18 Chater Road
Central, Hong Kong
Attention:	Akiko Mikumo
Charles Ching
Fax:	+852 3015 9354
Email:	akiko.mikumo@weil.com
charles.ching@weil.com

and:

Fangda Partners
27/F, North Tower, Beijing Kerry Centre
1 Guanghua Road, Chaoyang District
Beijing 100020
People’s Republic of China
Attention:	Fei Qiao
Fax:	+86 10 5769 5788
Email:	fei.qiao@fangdalaw.com

6.3    Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified, and the observance of any term hereof may be waived, only by a written instrument executed by (i) the Company and (ii) the HNA Designator. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver. Any amendment, supplement or modification to this Agreement and any waiver of any term hereof effected in accordance with this Section 6.3 shall be binding on each party hereto and all of such party’s successors and permitted assigns, whether or not such party, successor or permitted assign entered into or approved such amendment, supplement or modification.

6.4    Further Assurances. Each party hereto shall sign such further documents and do and perform and cause to be done such further acts and things as any other party hereto may reasonably request to the extent necessary to carry out the intent and accomplish the purposes of this Agreement.

6.5    Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned, except by any HNA Party to any HNA Permitted Transferee that has executed a joinder agreement substantially in the form attached as Exhibit B to this Agreement, without the express prior written consent of the other parties hereto, and any attempted assignment, without such consent, will be null and void.

6.6    Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

6.7    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Laws thereof.

6.8    Jurisdiction; Waiver of Jury Trial. In any judicial proceeding involving any dispute, controversy or claim between the parties hereto arising out of or relating to this Agreement, each of the parties hereto, by execution and delivery of this Agreement, unconditionally accepts and consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court to which orders and judgments thereof may be appealed within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), including but not limited to the in personam and subject matter jurisdiction of those courts, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed, waives any objections to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds or any other manner permitted by Law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 6.2. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

6.9    Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

6.10    Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

6.11    Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

6.12    Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

6.13    Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

6.14    Effectiveness of this Agreement. This Agreement shall become automatically effective upon the Effective Date, without the requirement of any further action by any Person, and until the Effective Date (if any), this Agreement shall be of no force or effect and shall create no rights or obligations on the part of any party hereto.

[Remainder Of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

PARK HOTELS & RESORTS INC.

By:	/s/ Sean Dell’Orto
Name:	Sean Dell’Orto
Title:	Senior Vice President and Treasurer

HNA TOURISM GROUP CO., LTD.

By:	/s/ Ling Zhang
Name:	Ling Zhang
Title:	Chairman of the Board

HNA GROUP CO., LTD.
(solely for purposes of Section 4.3)

By:	/s/ Xiangdong Tan
Name:	Xiangdong Tan
Title:	Vice Chairman & Chief Executive Officer

[Signature Page to Stockholders Agreement]

EXHIBIT A

FORM OF DIRECTOR CONFIDENTIALITY AGREEMENT

EXHIBIT B

FORM OF JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholders Agreement, dated as of October 24, 2016 (the “Stockholders Agreement”), by and among Park Hotels & Resorts Inc., HNA Tourism Group Co., Ltd. and, solely for purposes of Section 4.3 thereof, HNA Group Co., Ltd. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders Agreement.

WHEREAS, on the date hereof, the Joining Party is acquiring shares of Common Stock from [•] (the “Transferred Shares”); and

WHEREAS, the Stockholders Agreement requires the Joining Party, as a condition to becoming a holder of the Transferred Shares, to agree in writing to be bound by the terms of the Stockholders Agreement, and the Joining Party agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder Agreement hereby agree as follows:

1.    Agreement to be Bound. The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Stockholders Agreement and an “HNA Party” as if it had executed the Stockholders Agreement as of the date hereof. The Joining Party hereby ratifies, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders Agreement, in each case as of the date hereof. The Joining Party hereby represents and warrants to the Company that, as of the date hereof, it is an HNA Permitted Transferee.

2.    Notice. For purposes of Section 6.2 of the Stockholders Agreement, the Joining Party’s address is:

[•]

[•]

[•]

Attention:     [•]

Fax:              [•]

with a copy (not constituting notice) to:

[•]

[•]

[•]

Attention:     [•]

Fax:              [•]

3.    Headings and Captions. The headings and captions contained in this Joinder Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Joinder Agreement or the intent of any provision hereof.

4.    Counterparts. This Joinder Agreement may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Joinder Agreement (or amendment, as applicable).

5.    Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Laws thereof.

[Remainder Of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: [•]

[NAME OF JOINING PARTY]

By:
Name:	[•]
Title:	[•]

ACCEPTED AND AGREED:

PARK HOTELS & RESORTS INC.

By:
Name:	[•]
Title:	[•]

EXHIBIT C

RESTRICTED ENTITIES

•	Felcor Lodging Trust Incorporated

•	Host Hotels & Resorts, Inc.

•	Sunstone Hotel Investors, L.L.C.

•	Xenia Hotels & Resorts, Inc.

•	LaSalle Hotel Properties

•	Diamondrock Hospitality Company

•	Ryman Hospitality Properties, Inc.

•	Pebblebrook Hotel Trust

•	Chesapeake Lodging Trust

•	Ashford Hospitality Prime, Inc. and Ashford Hospitality Trust Inc.

EXHIBIT D

AMENDMENTS TO CERTIFICATE OF INCORPORATION

EXHIBIT E

ISSUER AGREEMENT